Exhibit 99.1

East West Bancorp, Inc.

135 N. Los Robles Ave., 7th Fl.

Pasadena, CA  91101

Tel. 626.768.6800

Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh

Chief Financial Officer

(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR SECOND QUARTER 2012 OF
$70.6 MILLION, UP 17% FROM PRIOR YEAR, AND EARNINGS PER SHARE OF
$0.47, UP 21% FROM PRIOR YEAR

Pasadena, CA – July 18, 2012 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the second quarter of 2012. For the second quarter of 2012, net income was $70.6 million or $0.47 per dilutive share.  East West increased second quarter net income by $10.0 million or 17% and increased earnings per dilutive share $0.08 or 21% from the prior year period.

“Net income for East West for the second quarter of 2012 totaled $70.6 million or $0.47 per share, an increase in earnings per share of 21% compared to the prior year period,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “East West’s strong financial results for the second quarter are the result of our ability to drive growth and generate strong operating performance quarter after quarter. During the second quarter of 2012, we continued to focus on growing both noncovered loans and low-cost core deposits, and reducing credit costs. Since March 31, 2012, we grew our noncovered commercial and trade finance loans by $180.0 million or 6%, and increased core deposits by $476.9 million or 5% to $11.0 billion.”

Ng continued, “The increase in East West’s profitability is due to our success in growing key loan and deposit portfolios, combined with reduced credit costs and strong expense management.  During the second quarter of 2012, the provision for loan losses decreased to $15.5 million and net charge-offs totaled $11.7 million, a decrease of 42% and 63%, respectively, from prior year. Nonperforming assets continued to decline, decreasing to $155.7 million or 0.72% of total assets as of June 30, 2012. Further, the efficiency ratio also improved during the second quarter, decreasing from 44% in the first quarter of 2012 to 42%.”

“East West continues to outperform peers and the industry, despite the challenging operating environment. We believe that our strong results quarter after quarter demonstrate that our differentiating focus as the premier financial bridge between East and West, provides us with exceptional opportunities to win new customers and strengthen relationships with existing customers. We are pleased with our operating results for the second quarter of 2012 and are excited about future opportunities to grow our business, increase earnings and return strong value to our shareholders,” concluded Ng.

Quarterly Results Summary

	For the three months ended,
Dollars in millions, except per share	June 30, 2012	March 31, 2012	June 30, 2011
Net income	$70.56	$68.08	$60.53
Net income available to common shareholders	$68.84	$66.37	$58.81
Earnings per share (diluted)	0.47	0.45	0.39

Return on average assets	1.32%	1.26%	1.12%
Return on average common equity	12.46%	12.01%	11.06%

Net interest margin, adjusted (1)	4.01%	4.21%	4.03%
Cost of deposits	0.45%	0.47%	0.70%
Efficiency ratio	41.54%	44.07%	43.95%

Second Quarter 2012 Highlights

•                Strong Second Quarter Earnings – For the second quarter of 2012, net income was $70.6 million or $0.47 per dilutive share. Net income grew 4% or $2.5 million from the first quarter of 2012 and 17% or $10.0 million from the second quarter of 2011. Earnings per dilutive share grew 4% or $0.02 from the first quarter of 2012 and 21% or $0.08 from the second quarter of 2011.

•                Repurchase of 2.2 Million Shares of Common Stock – During the second quarter of 2012, we repurchased 2.2 million shares of our common stock at a weighted average price of $21.95 per share.

•                Strong Loan Growth – Quarter to date, noncovered loans, excluding loans held for sale, grew $296.8 million or 3%. This growth was largely due to increases in commercial and trade finance loans, and single family loans, which grew $180.0 million or 6% and $64.8 million or 3%, respectively from March 31, 2012.

•                Strong Core Deposit Growth – Core deposits increased $476.9 million or 5% to a record $11.0 billion or 64% of total deposits. Total deposits remained unchanged at $17.3 billion, as we continued our strategy to reduce reliance on higher cost time deposits.

•                Cost of Funds Down 4 bps from Q1 2012 and Down 29 bps from Q2 2011 – The cost of funds improved 4 basis points from the first quarter of 2012 and 29 basis points from the second quarter of 2011 to 0.71% for the second quarter of 2012. Our cost of deposits improved 2 basis points from the first quarter of 2012 and 25 basis points from the second quarter of 2011 to 0.45% for the second quarter of 2012.

•                Efficiency Ratio Improves to 41.54% – For the second quarter of 2012, the efficiency ratio improved to 41.54% from 44.07% in the first quarter of 2012 and 43.95% in the second quarter of 2011.

•                Nonperforming Assets Down to 0.72% of Total Assets – Nonperforming assets decreased to $155.7 million, or 0.72% of total assets at June 30, 2012, an $11.5 million or 7% decrease from March 31, 2012 and a $25.5 million or 14% decrease from June 30, 2011.

Management Guidance

The Company is providing guidance for the third quarter and full year of 2012. Management currently estimates that fully diluted earnings per share for the full year of 2012 will range from $1.84 to $1.86,  an increase of 15% to 16% from the full year of 2011. Also, this updated guidance for the full year of 2012 is an increase of approximately $0.05 per dilutive share from our previously released guidance.

Management currently estimates that fully diluted earnings per share for the third quarter of 2012 will range from $0.45 to $0.47 per dilutive share. This EPS guidance for the third quarter of 2012 is based on the following assumptions:

•                Stable balance sheet

•                A stable interest rate environment and an adjusted net interest margin of approximately 4.00%1

•                Provision for loan losses of approximately $12 to $15 million for the quarter

•                Total noninterest expense of approximately $100 million for the quarter, net of amounts to be reimbursed by the FDIC

•                Effective tax rate of approximately 35%

Balance Sheet Summary

At June 30, 2012, total assets equaled $21.5 billion compared to $21.7 billion at March 31, 2012. Average earning assets decreased slightly during the second quarter of 2012, down $14.1 million compared to the prior quarter.  The small decrease in total assets and average earning assets during the second quarter was primarily attributable to a decrease in investment securities of $833.0 million, due to sales, calls and maturities, offset by purchases. As of June 30, 2012, excess cash from these activities had not yet been reinvested, resulting in an increase in cash and cash equivalents of $793.8 million.

Total loans receivable at June 30, 2012 equaled $14.3 billion, compared to $14.5 billion as of March 31, 2012. During the second quarter noncovered loan balances excluding loans held for sale, grew $296.8 million or 3%. This growth was largely due to increases in commercial and trade finance loans, and single family loans, which grew $180.0 million or 6% and $64.8 million or 3%, respectively.

Covered Loans

Covered loans totaled $3.4 billion as of June 30, 2012, a decrease of $267.1 million or 7% from March 31, 2012. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss share agreements with the FDIC. During the second quarter of 2012, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest (loss)/income of ($40.3) million, largely due to continued improved credit performance of the UCB portfolio as compared to our original estimate.

Deposits and Borrowings

At June 30, 2012, total deposits equaled $17.3 billion, unchanged from March 31, 2012. In the second quarter of 2012, we continued to execute our strategy to grow low-cost, commercial deposits while reducing our reliance on higher cost time deposits. Core deposits increased to a record $11.0 billion at June 30, 2012, or an increase of $476.9 million or 5% from March 31, 2012. Time deposits decreased by $473.6 million or 7% from March 31, 2012 to $6.3 billion at June 30, 2012.

During the second quarter of 2012, the Company prepaid $30.0 million of FHLB advances carrying an effective interest rate of 2.43%, incurring a prepayment penalty of $2.3 million, which is included in noninterest expense.

Second Quarter 2012 Operating Results

Net Interest Income

Net interest income, adjusted for the net impact of covered loan dispositions, totaled $194.7 million for the second quarter of 2012, a decrease of $9.5 million from $204.2 million in the prior quarter. 1 The core net interest margin, excluding the net impact to interest income of $38.5 million resulting from covered loan activity and amortization of the FDIC indemnification asset, totaled 4.01% for the second quarter of 2012. This compares to a core net interest margin, excluding the net impact to interest income of $14.7 million resulting from covered loan activity and amortization of the FDIC indemnification asset, of 4.21% for the first quarter of 2012. 1

The decrease in the core net interest margin in the second quarter of 2012 compared to the first quarter of 2012 is primarily due to the larger impact of covered loan dispositions and amortization activity in the second quarter and the continued downward repricing of the investment securities and loan portfolios. The extended low interest rate environment continues to be a challenge for East West and the rest of the banking industry. East West continues to look for opportunities to minimize our cost of funds and maximize our asset yields, while also ensuring prudent interest rate risk management. In the second quarter of 2012, East West prepaid $30.0 million of FHLB advances at an average effective cost of 2.43%.

The cost of funds decreased 4 basis points from 0.75% in the first quarter of 2012 to 0.71% in the second quarter of 2012.

The reduction in the cost of funds and interest expense is primarily due to management’s ongoing actions to reduce high-cost time deposits and grow core deposits. During the second quarter, the Company reduced both the balance of time deposits by 7% and also the average cost of time deposits, which decreased from 0.88% in the first quarter of 2012 to 0.84% in the second quarter of 2012. In addition, the Company increased core deposit balances by 5%, quarter over quarter. These combined actions resulted in an overall reduction in the cost of deposits of 2 basis points to 0.45% for the second quarter of 2012 from 0.47% in the prior quarter.

Management expects to maintain a relatively stable net interest margin and expects the adjusted net interest margin to be approximately 4.00% for the third quarter of 2012.

Noninterest (Loss)/Income & Expense

The Company reported total noninterest (loss) for the second quarter of 2012 of ($11.7) million, a decrease from noninterest income of $21.7 million in the first quarter of 2012 and $12.5 million in the second quarter of 2011. The decrease in noninterest income from the prior quarter and prior year is primarily attributable to an increase in the net reduction of the FDIC indemnification asset and FDIC receivable.

Branch fees, letter of credit and foreign exchange income, ancillary loan fees and other operating income increased and totaled $22.2 million in the second quarter of 2012, as compared to $21.6 million in the first quarter of 2012 and $22.1 million in the second quarter of 2011. In addition, included in noninterest (loss) for the second quarter of 2012 were net gains on sales of loans of $6.4 million, and net gains on sales of investment securities of $71 thousand. A summary of fees and other income for the second quarter of 2012, compared to the first quarter of 2012 and second quarter of 2011, is detailed below:

		Quarter Ended		% Change
($ in thousands)	June 30, 2012	March 31, 2012	June 30, 2011	(Yr/Yr)

Branch fees	$8,641	$8,294	$9,078	-5%
Letters of credit fees and foreign exchange income	5,101	6,071	6,216	-18%
Ancillary loan fees	2,188	2,008	2,055	6%
Other operating income	6,277	5,186	4,771	32%
Total fees & other operating income	$22,207	$21,559	$22,120	0%

Noninterest expense totaled $101.6 million for the second quarter of 2012, a decrease of $13.2 million from the first quarter of 2012 and $16.0 million from the second quarter of 2011.

Noninterest expense, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances, totaled $96.6 million for the second quarter of 2012. 1 A summary of noninterest expense for the second quarter 2012, compared to the first quarter of 2012 and second quarter of 2011, is detailed below:

		Quarter Ended
($ in thousands)	June 30, 2012	March 31, 2012	June 30, 2011
Total noninterest expense:	$101,608	$114,763	$117,597
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	2,683	12,122	13,574
Prepayment penalties for FHLB advances	2,336	1,321	4,433
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$96,589	$101,320	$99,590

Total noninterest expense for the second quarter, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances, decreased $4.7 million or 5% from the first quarter of 2012 to $96.6 million. The decrease in noninterest expense, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances, was primarily due to a reduction in compensation and employee benefits. Compensation and employee benefits decreased $3.5 million or 8% from the first quarter of 2012 primarily due to a decrease in payroll taxes and an increase in the offset to compensation expense from deferred loan costs due to an increase in origination volume.

Credit cycle costs, which include other real estate owned expense, loan related expense, and legal expense decreased $9.7 million or 43% from the first quarter 2012, totaling $12.8 million for the second quarter, as compared to $22.5 million for the first quarter 2012 and $25.7 million for the second quarter of 2011. Of the total credit cycle costs incurred in the second quarter, $3.4 million is related to covered loans and other real estate owned for which we expect that 80% or $2.7 million is reimbursable by the FDIC.

Management anticipates that for the third quarter of 2012, noninterest expense will total approximately $100.0 million, net of amounts reimbursable from the FDIC.

The effective tax rate for the second quarter was 32.4% as compared to 36.8% in the prior quarter. The decrease in the effective tax rate for the second quarter of 2012 compared to the first quarter of 2012 was primarily due to a $3.0 million benefit from a settlement with the California Franchise Tax Board. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments. The expected effective tax rate for the remainder of 2012 is approximately 35%.

Credit Quality

During the second quarter of 2012, the provision for loan losses and nonperforming assets were lower than the previous quarter and the prior year as a result of continued credit quality improvement. The provision for loan losses was $15.5 million for the second quarter of 2012, a decrease of 14% or $2.6 million from the prior quarter, and a decrease of 42% or $11.0 million as compared to the second quarter of 2011. Additionally, nonaccrual loans excluding covered loans, decreased to $112.4 million or 0.78% of total loans as of June 30, 2012.

Gross charge-offs totaled $14.8 million and recoveries totaled $3.1 million for the second quarter of 2012.  Total net charge-offs increased slightly to $11.7 million for the second quarter of 2012, from $10.3 million in the first quarter of 2012 due to the high level of recoveries during the first quarter of 2012. East West continues to maintain a strong allowance for noncovered loan losses at $219.5 million or 2.03% of noncovered loans receivable at June 30, 2012.

This compares to an allowance for noncovered loan losses of $214.3 million or 2.04% of noncovered loans at March 31, 2012 and $213.8 million or 2.29% of noncovered loans at June 30, 2011.

The total nonperforming assets, excluding covered assets, to total assets ratio was under 1.00% for the eleventh consecutive quarter with nonperforming assets of $155.7 million or 0.72% of total assets at June 30, 2012.

Capital Strength

(Dollars in millions)

	June 30, 2012	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	9.7%	5.00%	$988
Tier 1 risk-based capital ratio	15.7%	6.00%	1,264
Total risk-based capital ratio	17.3%	10.00%	952
Tangible common equity to tangible assets ratio	8.6%	N/A	N/A
Tangible common equity to risk weighted assets ratio	13.9%	N/A	N/A

Our capital ratios remain very strong. As of June 30, 2012, our Tier 1 leverage capital ratio totaled 9.7%, our Tier 1 risk-based capital ratio totaled 15.7% and our total risk-based capital ratio totaled 17.3%. East West exceeds well capitalized requirements for all regulatory guidelines by more than $900 million. The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders. During the second quarter of 2012, the Company repurchased 2.2 million shares of common stock at an average price of $21.95 per share, or $49.0 million in total cost. Under the repurchase program authorized by East West’s Board of Directors earlier in the year, management has the authority to repurchase up to a total of $200.0 million of the Company’s common stock. As of June 30, 2012, the Company had repurchased a total of 6.8 million shares of common stock under the repurchase program at a total cost of $149.9 million.

Dividend Payout

East West’s Board of Directors has declared third quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.10 is payable on or about August 24, 2012 to shareholders of record on August 10, 2012. The dividend on the Series A Preferred Stock of $20.00 per share is payable on August 1, 2012 to shareholders of record on July 15, 2012.

Conference Call

East West will host a conference call to discuss second quarter 2012 earnings with the public on Thursday, July 19, 2012 at 8:30 a.m. PDT/ 11:30 a.m. EDT. The public and investment community are invited to listen as management discusses second quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Call within the US – (877) 317-6789; Call within Canada – (866) 605-3852; International call – (412) 317-6789.

A listen-only live broadcast of the call also will be available on the investor relations page of the Company’s website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $21.5 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 125 locations worldwide, including in the United States markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic, political or industry conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; our ability to manage the loan portfolios acquired from FDIC-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets, reserve requirements, and charge-offs; the effect of changes in laws, regulations, and accounting standards, and related costs of these changes;  inflation, interest rate, securities market and monetary fluctuations; changes in the competitive environment among financial and bank holding companies and other financial service providers; changes in our organization, management; the adequacy of our enterprise risk management framework; the ability to manage our growth and the effect of acquisitions we may make and the integration of acquired businesses and branching efforts; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the discussion of risk factors within that document.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	June 30, 2012	March 31, 2012	June 30, 2011
Assets
Cash and cash equivalents	$2,459,614	$1,665,854	$1,598,498
Short-term investments	254,714	177,576	85,479
Securities purchased under resale agreements	675,000	650,000	812,281
Investment securities	1,873,739	2,706,720	3,206,108
Loans receivable, excluding covered loans (net of allowance for loan losses of $219,454, $214,253 and $213,825)	10,693,466	10,545,656	9,428,015
Covered loans, net	3,416,613	3,683,698	4,356,595
Total loans receivable, net	14,110,079	14,229,354	13,784,610
Federal Home Loan Bank and Federal Reserve Bank stock	171,971	178,144	197,187
FDIC indemnification asset	409,287	457,265	637,535
Other real estate owned, net	43,222	46,343	16,464
Other real estate owned covered, net	35,577	55,586	123,050
Premiums on deposits acquired, net	61,480	64,317	73,182
Goodwill	337,438	337,438	337,438
Other assets	1,093,613	1,181,185	1,000,876
Total assets	$21,525,734	$21,749,782	$21,872,708

Liabilities and Stockholders’ Equity
Deposits	$17,341,872	$17,338,569	$17,135,753
Federal Home Loan Bank advances	362,885	394,719	532,951
Securities sold under repurchase agreements	995,000	995,000	1,052,615
Long-term debt	212,178	212,178	225,261
Other borrowings	-	-	29,924
Accrued expenses and other liabilities	318,859	526,019	666,872
Total liabilities	19,230,794	19,466,485	19,643,376
Stockholders’ equity	2,294,940	2,283,297	2,229,332
Total liabilities and stockholders’ equity	$21,525,734	$21,749,782	$21,872,708
Book value per common share	$15.51	$15.19	$14.43
Number of common shares at period end	142,646	144,871	148,751

Ending Balances
	June 30, 2012	March 31, 2012	June 30, 2011
Loans receivable
Real estate - single family	$2,017,877	$1,953,123	$1,286,235
Real estate - multifamily	912,941	916,753	950,981
Real estate - commercial	3,444,957	3,454,641	3,408,560
Real estate - land and construction	299,740	322,233	420,069
Commercial	3,418,636	3,238,605	2,684,472
Consumer	700,719	612,758	588,940
Total noncovered loans receivable, excluding loans held for sale	10,794,870	10,498,113	9,339,257
Loans held for sale	137,812	280,830	326,841
Covered loans, net	3,416,613	3,683,698	4,356,595
Total loans receivable	14,349,295	14,462,641	14,022,693
Unearned fees, premiums and discounts	(19,762)	(19,034)	(24,258)
Allowance for loan losses on noncovered loans	(219,454)	(214,253)	(213,825)
Net loans receivable	$14,110,079	$14,229,354	$13,784,610

Deposits
Noninterest-bearing demand	$3,828,116	$3,690,131	$3,151,660
Interest-bearing checking	1,044,439	967,772	792,330
Money market	4,913,524	4,668,156	4,311,583
Savings	1,254,072	1,237,190	1,099,065
Total core deposits	11,040,151	10,563,249	9,354,638
Time deposits	6,301,721	6,775,320	7,781,115
Total deposits	$17,341,872	$17,338,569	$17,135,753

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

		Quarter Ended

	June 30, 2012	March 31, 2012	June 30, 2011

Interest and dividend income	$266,362	$254,050	$274,468
Interest expense	(33,205)	(35,132)	(47,132)
Net interest income before provision for loan losses	233,157	218,918	227,336
Provision for loan losses	(15,500)	(18,100)	(26,500)
Net interest income after provision for loan losses	217,657	200,818	200,836
Noninterest (loss) income	(11,655)	21,740	12,491
Noninterest expense	(101,608)	(114,763)	(117,597)
Income before provision for income taxes	104,394	107,795	95,730
Provision for income taxes	33,837	39,712	35,205
Net income	70,557	68,083	60,525
Preferred stock dividend	(1,714)	(1,714)	(1,714)
Net income available to common stockholders	$68,843	$66,369	$58,811
Net income per share, basic	$0.48	$0.46	$0.40
Net income per share, diluted	$0.47	$0.45	$0.39
Shares used to compute per share net income:
- Basic	142,107	145,347	147,011
- Diluted	147,786	151,996	153,347

		Quarter Ended

	June 30, 2012	March 31, 2012	June 30, 2011
Noninterest (loss) income:
Branch fees	$8,641	$8,294	$9,078
Decrease in FDIC indemnification asset and FDIC receivable	(40,345)	(5,418)	(18,806)
Net gain on sales of loans	6,375	5,179	5,891
Letters of credit fees and foreign exchange income	5,101	6,071	6,216
Net gain on sales of investment securities	71	483	1,117
Net gain on sale of fixed assets	37	36	2,169
Impairment loss on investment securities	-	(99)	-
Ancillary loan fees	2,188	2,008	2,055
Other operating income	6,277	5,186	4,771
Total noninterest (loss) income:	$(11,655)	$21,740	$12,491

Noninterest expense:
Compensation and employee benefits	$42,863	$46,409	$40,870
Occupancy and equipment expense	13,057	13,518	12,175
Loan related expenses	4,175	4,481	4,284
Other real estate owned expense	4,486	10,865	14,585
Deposit insurance premiums and regulatory assessments	3,323	3,992	6,833
Prepayment penalties for FHLB advances	2,336	1,321	4,433
Legal expense	4,150	7,173	6,791
Amortization of premiums on deposits acquired	2,838	2,873	3,151
Data processing	2,197	2,464	2,100
Consulting expense	1,568	1,467	2,378
Amortization of investments in affordable housing partnerships	4,425	4,466	4,598
Other operating expense	16,190	15,734	15,399
Total noninterest expense	$101,608	$114,763	$117,597

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Year To Date

	June 30, 2012	June 30, 2011

Interest and dividend income	$520,412	$528,803
Interest expense	(68,337)	(92,633)
Net interest income before provision for loan losses	452,075	436,170
Provision for loan losses	(33,600)	(53,006)
Net interest income after provision for loan losses	418,475	383,164
Noninterest income	10,085	23,532
Noninterest expense	(216,371)	(224,386)
Income before provision for income taxes	212,189	182,310
Provision for income taxes	73,549	65,714
Net income	138,640	116,596
Preferred stock dividend	(3,428)	(3,429)
Net income available to common stockholders	$135,212	$113,167
Net income per share, basic	$0.93	$0.77
Net income per share, diluted	$0.92	$0.76
Shares used to compute per share net income:
- Basic	143,727	146,937
- Diluted	149,414	153,349

	Year To Date

	June 30, 2012	June 30, 2011
Noninterest income:
Branch fees	$16,935	$16,832
Decrease in FDIC indemnification asset and FDIC receivable	(45,763)	(36,249)
Net gain on sales of loans	11,554	13,301
Letters of credit fees and foreign exchange income	11,172	11,186
Net gain on sales of investment securities	554	3,632
Net gain on sale of fixed assets	73	2,206
Impairment loss on investment securities	(99)	(464)
Ancillary loan fees	4,196	4,046
Other operating income	11,463	9,042
Total noninterest income	$10,085	$23,532

Noninterest expense:
Compensation and employee benefits	$89,272	$79,140
Occupancy and equipment expense	26,575	24,773
Loan related expenses	8,656	7,383
Other real estate owned expense	15,351	25,249
Deposit insurance premiums and regulatory assessments	7,315	14,024
Prepayment penalties for FHLB advances	3,657	8,455
Legal expense	11,323	10,892
Amortization of premiums on deposits acquired	5,711	6,336
Data processing	4,661	4,703
Consulting expense	3,035	4,004
Amortization of investments in affordable housing partnerships	8,891	9,123
Other operating expense	31,924	30,304
Total noninterest expense	$216,371	$224,386

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

Average Balances	Quarter Ended

	June 30, 2012	March 31, 2012	June 30, 2011
Loans receivable
Real estate - single family	$1,991,863	$1,878,028	$1,231,774
Real estate - multifamily	914,223	931,252	950,687
Real estate - commercial	3,458,288	3,482,459	3,393,361
Real estate - land and construction	313,992	349,953	457,337
Commercial	3,278,965	3,180,433	2,450,510
Consumer	785,341	858,087	935,081
Total loans receivable, excluding covered loans	10,742,672	10,680,212	9,418,750
Covered loans	3,572,300	3,853,488	4,487,610
Total loans receivable	14,314,972	14,533,700	13,906,360
Investment securities	2,487,725	2,962,521	3,220,795
Earning assets	19,508,910	19,523,046	19,402,968
Total assets	21,527,394	21,690,453	21,574,103

Deposits
Noninterest-bearing demand	$3,724,399	$3,546,201	$2,935,704
Interest-bearing checking	978,085	962,967	793,349
Money market	4,831,665	4,665,731	4,374,404
Savings	1,232,663	1,183,325	1,034,486
Total core deposits	10,766,812	10,358,224	9,137,943
Time deposits	6,474,566	6,845,350	7,653,112
Total deposits	17,241,378	17,203,574	16,791,055
Interest-bearing liabilities	15,118,148	15,317,075	15,913,856
Stockholders’ equity	2,305,942	2,305,716	2,210,603

Selected Ratios	Quarter Ended

	June 30, 2012	March 31, 2012	June 30, 2011
For The Period
Return on average assets	1.32%	1.26%	1.12%
Return on average common equity	12.46%	12.01%	11.06%
Interest rate spread	4.61%	4.31%	4.48%
Net interest margin	4.81%	4.51%	4.70%
Yield on earning assets	5.49%	5.23%	5.67%
Cost of deposits	0.45%	0.47%	0.70%
Cost of funds	0.71%	0.75%	1.00%
Noninterest expense/average assets (1)	1.72%	1.97%	1.95%
Efficiency ratio (2)	41.54%	44.07%	43.95%

(1)       Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances.

(2)       Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

Average Balances	Year To Date

	June 30, 2012	June 30, 2011
Loans receivable
Real estate - single family	$1,934,946	$1,196,749
Real estate - multifamily	922,737	956,198
Real estate - commercial	3,470,374	3,386,315
Real estate - land and construction	331,972	482,812
Commercial	3,229,699	2,254,733
Consumer	821,714	994,975
Total loans receivable, excluding covered loans	10,711,442	9,271,782
Covered loans	3,712,894	4,591,211
Total loans receivable	14,424,336	13,862,993
Investment securities	2,725,123	3,020,860
Earning assets	19,515,978	19,067,921
Total assets	21,608,923	21,232,913

Deposits
Noninterest-bearing demand	$3,635,300	$2,828,933
Interest-bearing checking	970,526	782,547
Money market	4,748,698	4,374,322
Savings	1,207,994	1,003,074
Total core deposits	10,562,518	8,988,876
Time deposits	6,659,958	7,397,717
Total deposits	17,222,476	16,386,593
Interest-bearing liabilities	15,217,611	15,756,652
Stockholders’ equity	2,305,829	2,178,624

Selected Ratios	Year To Date

	June 30, 2012	June 30, 2011
For The Period
Return on average assets	1.29%	1.10%
Return on average common equity	12.23%	10.80%
Interest rate spread	4.46%	4.40%
Net interest margin	4.66%	4.61%
Yield on earning assets	5.36%	5.59%
Cost of deposits	0.46%	0.68%
Cost of funds	0.73%	1.01%
Noninterest expense/average assets (1)	1.84%	1.89%
Efficiency ratio (2)	42.86%	43.57%

(1)	Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances.

(2)

Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.

QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Quarter Ended
	June 30, 2012			June 30, 2011
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,504,325	$5,774	1.54%	$1,006,402	$4,500	1.79%
Securities purchased under resale agreements	1,026,923	4,758	1.86%	1,068,975	5,109	1.92%
Investment securities available-for-sale	2,487,725	16,913	2.73%	3,220,795	23,253	2.90%
Loans receivable	10,742,672	125,526	4.70%	9,418,750	119,739	5.10%
Loans receivable - covered	3,572,300	112,510	12.67%	4,487,610	121,034	10.82%
Federal Home Loan Bank and Federal Reserve Bank stock	174,965	881	2.02%	200,437	833	1.67%
Total interest-earning assets	19,508,910	266,362	5.49%	19,402,969	274,468	5.67%

Noninterest-earning assets:
Cash and cash equivalents	234,918			270,259
Allowance for loan losses	(226,112)			(228,587)
Other assets	2,009,678			2,129,462
Total assets	$21,527,394			$21,574,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	978,085	725	0.30%	793,349	699	0.35%
Money market accounts	4,831,665	4,243	0.35%	4,374,404	5,848	0.54%
Savings deposits	1,232,663	647	0.21%	1,034,486	933	0.36%
Time deposits	6,474,566	13,562	0.84%	7,653,112	21,650	1.13%
Federal funds purchased	9	-	-	-	-	-
Federal Home Loan Bank advances	393,982	1,353	1.38%	738,094	3,956	2.15%
Securities sold under repurchase agreements	995,000	11,591	4.69%	1,064,096	12,116	4.57%
Long-term debt	212,178	1,084	2.05%	235,343	1,787	3.05%
Other borrowings	-	-	-	20,972	143	2.73%
Total interest-bearing liabilities	15,118,148	33,205	0.88%	15,913,856	47,132	1.19%

Noninterest-bearing liabilities:
Demand deposits	3,724,399			2,935,704
Other liabilities	378,905			513,940
Stockholders’ equity	2,305,942			2,210,603
Total liabilities and stockholders’ equity	$21,527,394			$21,574,103

Interest rate spread			4.61%			4.48%

Net interest income and net interest margin		$233,157	4.81%		$227,336	4.70%

Net interest income and net interest margin, adjusted (2)		$194,653	4.01%		$194,955	4.03%

(1)	Annualized.

(2)

Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $38.5 million and $32.4 million for the three months ended June 30, 2012 and 2011, respectively.

EAST WEST BANCORP, INC.

YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Year To Date
	June 30, 2012			June 30, 2011
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,276,498	$12,306	1.94%	$995,055	$7,240	1.47%
Securities purchased under resale agreements	910,857	9,072	2.00%	984,020	9,379	1.92%
Investment securities available-for-sale	2,725,123	38,145	2.81%	3,020,860	42,110	2.81%
Loans receivable	10,711,442	251,201	4.72%	9,271,782	234,650	5.10%
Loans receivable - covered	3,712,894	207,874	11.26%	4,591,211	233,649	10.26%
Federal Home Loan Bank and Federal Reserve Bank stock	179,164	1,814	2.04%	204,992	1,775	1.75%
Total interest-earning assets	19,515,978	520,412	5.36%	19,067,920	528,803	5.59%

Noninterest-earning assets:
Cash and cash equivalents	252,896			277,214
Allowance for loan losses	(224,646)			(232,371)
Other assets	2,064,695			2,120,150
Total assets	$21,608,923			$21,232,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	970,526	1,413	0.29%	782,547	1,347	0.35%
Money market accounts	4,748,698	8,244	0.35%	4,374,322	11,823	0.55%
Savings deposits	1,207,994	1,229	0.20%	1,003,074	1,665	0.33%
Time deposits	6,659,958	28,455	0.86%	7,397,717	40,277	1.10%
Federal funds purchased	4,470	2	0.11%	-	-	-
Federal Home Loan Bank advances	412,879	3,495	1.70%	875,290	9,733	2.24%
Securities sold under repurchase agreements	1,000,908	23,313	4.68%	1,072,124	24,133	4.54%
Long-term debt	212,178	2,186	2.07%	235,456	3,359	2.88%
Other borrowings	-	-	-	16,122	296	3.70%
Total interest-bearing liabilities	15,217,611	68,337	0.90%	15,756,652	92,633	1.19%

Noninterest-bearing liabilities:
Demand deposits	3,635,300			2,828,933
Other liabilities	450,183			468,704
Stockholders’ equity	2,305,829			2,178,624
Total liabilities and stockholders’ equity	$21,608,923			$21,232,913

Interest rate spread			4.46%			4.40%

Net interest income and net interest margin		$452,075	4.66%		$436,170	4.61%

Net interest income and net interest margin, adjusted (2)		$398,862	4.11%		$376,864	3.99%

(1)	Annualized.

(2)

Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $53.2 million and $59.3 million for the six months ended June 30, 2012 and 2011, respectively.

EAST WEST BANCORP, INC.

QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP

(In thousands)

(unaudited)

		Quarter Ended
	6/30/2012	3/31/2012	6/30/2011
LOANS
Allowance balance, beginning of period	$222,521	$216,523	$226,161
Allowance for unfunded loan commitments and letters of credit	274	(1,778)	(487)
Provision for loan losses	15,500	18,100	26,500

Net Charge-offs:
Real estate - single family	273	1,295	1,120
Real estate - multifamily	1,021	795	1,081
Real estate - commercial	2,179	4,342	2,164
Real estate - land and construction	665	3,590	18,143
Commercial	6,624	222	8,844
Consumer	906	80	266
Total net charge-offs	11,668	10,324	31,618
Allowance balance, end of period (3)	$226,627	$222,521	$220,556

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$12,778	$11,000	$10,710
Provision for unfunded loan commitments and letters of credit	(274)	1,778	487
Allowance balance, end of period	$12,504	$12,778	$11,197
GRAND TOTAL, END OF PERIOD	$239,131	$235,299	$231,753

Nonperforming assets to total assets (1)	0.72%	0.77%	0.83%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	2.03%	2.04%	2.29%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	2.15%	2.16%	2.41%

Allowance on non-covered loans to non-covered nonaccrual loans at end of period	195.18%	177.36%	129.80%
Nonaccrual loans to total loans (2)	0.78%	0.83%	1.17%

(1)	Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.

(2)	Nonaccrual loans excludes covered loans. Total loans includes covered loans.

(3)

Included in the allowance is $7.2 million, $8.3 million, and $6.7 million related to covered loans as of June 30, 2012, March 31, 2012 and June 30, 2011, respectively. This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates and therefore, are covered under the loss share agreements with the FDIC. Allowance on these subsequent drawdowns is accounted for as part of the general allowance.

EAST WEST BANCORP, INC.

TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS

(In thousands)

(unaudited)

AS OF JUNE 30, 2012

	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$6,405	$1,350	$7,755	$5,055	$12,810
Real estate - multifamily	9,278	11,129	20,407	117	20,524
Real estate - commercial	22,751	2,092	24,843	24,906	49,749
Real estate - land and construction	32,390	669	33,059	12,759	45,818
Commercial	17,072	6,000	23,072	53	23,125
Consumer	3,298	-	3,298	332	3,630
Total	$91,194	$21,240	$112,434	$43,222	$155,656

AS OF MARCH 31, 2012

	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$3,735	$-	$3,735	$6,591	$10,326
Real estate - multifamily	8,067	10,399	18,466	2,766	21,232
Real estate - commercial	39,605	3,449	43,054	23,190	66,244
Real estate - land and construction	38,909	530	39,439	13,084	52,523
Commercial	8,848	4,082	12,930	297	13,227
Consumer	3,174	-	3,174	415	3,589
Total	$102,338	$18,460	$120,798	$46,343	$167,141

AS OF JUNE 30, 2011

	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$13,326	$-	$13,326	$1,384	$14,710
Real estate - multifamily	11,174	3,708	14,882	833	15,715
Real estate - commercial	38,677	3,432	42,109	4,789	46,898
Real estate - land and construction	48,157	21,013	69,170	9,007	78,177
Commercial	19,078	5,091	24,169	358	24,527
Consumer	1,077	-	1,077	93	1,170
Total	$131,489	$33,244	$164,733	$16,464	$181,197

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
June 30, 2012
Stockholders’ equity	$2,294,940
Less:
Preferred equity	(83,027)
Goodwill and other intangible assets	(404,304)
Tangible common equity	$1,807,609

Risk-weighted assets	13,031,656

Tangible common equity to risk-weighted assets ratio	13.9%

As of
June 30, 2012
Total assets	$21,525,734
Less:
Goodwill and other intangible assets	(404,304)
Tangible assets	$21,121,430

Tangible common equity to tangible assets ratio	8.6%

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

		Quarter Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Total noninterest expense:	$101,608	$114,763	$117,597
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	2,683	12,122	13,574
Prepayment penalties for FHLB advances	2,336	1,321	4,433
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$96,589	$101,320	$99,590

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended June 30, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,572,300	$112,510	12.67%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(38,504)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$74,006	8.33%

	Quarter Ended March 31, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,853,488	$95,364	9.95%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(14,709)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$80,655	8.42%

(1) Annualized.

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended June 30, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,508,910	$266,362	5.49%
Net interest income and net interest margin		233,157	4.81%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(38,504)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the
FDIC indemnification asset		$194,653	4.01%

	Quarter Ended March 31, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,523,046	$254,050	5.23%
Net interest income and net interest margin		218,918	4.51%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(14,709)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the
FDIC indemnification asset		$204,209	4.21%

	Quarter Ended June 30, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,402,969	$274,468	5.67%
Net interest income and net interest margin		227,336	4.70%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(32,381)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the
FDIC indemnification asset		$194,955	4.03%

(1) Annualized.

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Year to Date June 30, 2012
	Average Volume	Interest	Yield
Total interest-earning assets	$19,515,978	$520,412	5.36%
Net interest income and net interest margin		452,075	4.66%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(53,213)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the
FDIC indemnification asset		$398,862	4.11%

	Year to Date June 30, 2011
	Average Volume	Interest	Yield
Total interest-earning assets	$19,067,920	$528,803	5.59%
Net interest income and net interest margin		436,170	4.61%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(59,306)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the
FDIC indemnification asset		$376,864	3.99%